FIRST AMENDMENT TO THE PRICE ENTERPRISES

                        DIRECTORS' 1995 STOCK OPTION PLAN

     Price Enterprises, Inc., a Delaware corporation (the "Company"), by resolution of its Board of Directors (the "Board"), adopted The Price Enterprises Directors' 1995 Stock Option Plan (the "Plan") for the benefit of the members of its Board who are not employees of the Company or any of its subsidiaries at the time they receive grants of options to purchase shares of the Company's Common Stock, par value $.0001 per share ("Common Stock") thereunder.

     In order to provide for the grant of shares of Common Stock to certain eligible directors under the Plan, this First Amendment to the Plan has been adopted by the Board, effective as of October 1, 1997. This First Amendment, together with the Plan, constitute the Plan in its entirety.

     Appendix I is hereby added to the Plan to read in its entirety as follows.

                                   APPENDIX I

                             AWARDS OF COMMON STOCK

1. Definitions. Except as expressly provided in this Section 1, words and phrases defined in the Plan shall have the same meanings in this Appendix I as they do elsewhere in the Plan. Whenever the following terms are used in this Appendix I with the first letter capitalized, they shall have the meanings specified below unless the context clearly indicates to the contrary.

          (a) "Director" shall mean any member of the Board who is not, at the time he or she receives an award of Common Stock hereunder, an employee of the Company or any of its subsidiaries, specifically including the Chairman of the Board and the Vice Chairman of the Board if they are not employees of the Company or any of its subsidiaries.

          (b) "Stockholder" shall mean a Director granted an award of Common Stock hereunder.

2. Stock Subject to Appendix I. A maximum of 150,000 shares of Common Stock may be granted hereunder; provided, however, that at any given time, the number of shares of Common Stock which may be granted hereunder shall be reduced by an amount equal to the number of shares of Common Stock subject to options granted under the Plan.

3. Award of Stock.

     (a) The Committee may from time to time, in its absolute discretion:

          (i) Select from among the Directors (including Directors who have previously received other awards under this Plan) such of them as in its opinion should be awarded Common Stock; and


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          (ii) Determine the purchase price, if any, and other terms and conditions applicable to such Common Stock, consistent with this Appendix
     I.

     (b) The Committee shall establish the purchase price, if any, and form of payment, if any, for Common Stock; provided, however, that any such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Common Stock. It is specifically acknowledged that Common Stock may be granted without the grantee being required to pay any monetary consideration therefore.

     (c) Upon the selection of a Director to be awarded Common Stock, the Committee shall instruct the Secretary of the Company to issue such Common Stock and may impose such conditions on the issuance of such Common Stock as it deems appropriate.

4. Restriction. All shares of Common Stock issued under this Plan (including any shares received by holders thereof with respect to Common Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions as the Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability, restrictions based on duration of service as a Director, Company performance and individual performance; provided, however, that by action taken after the Common Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the Committee. Common Stock may not be sold or encumbered until all restrictions are terminated or expire.

5. Adjustments. The number of shares of Common Stock subject to grants to Directors hereunder shall be adjusted as follows:

          (a) in the event that the outstanding shares of Common Stock are changed by any stock dividend, stock split or combination of shares, the number of shares of Common Stock subject to this Appendix I shall be proportionately adjusted;

          (b) except as provided in subsection 5(d), in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there may be substituted on an equitable basis as determined by the Committee, for each share of Common Stock then subject to this Appendix I, the number and kind of shares of stock or other securities or other property (including cash) to which the holders of shares of Common Stock of the Company will be entitled pursuant to such transaction;

          (c) in the event of any other relevant change in the capitalization of the Company, the Committee shall provide for an equitable adjustment in the number of shares of Common Stock then subject to this Appendix I.

          (d) notwithstanding the foregoing provisions of this Section 5, upon the dissolution of the Company or upon any merger or consolidation of the Company;

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               (i) all vesting schedules, repurchase rights and obligations, and other terms and conditions applicable to shares of Common Stock granted hereunder shall be eliminated; or

               (ii) the Committee shall make such other arrangements as the Board or Committee may at the time deem fair and equitable in its discretion.

6. Legend. In order to enforce the restrictions imposed upon shares of Common Stock granted hereunder, the Committee shall cause a legend or legends to be placed on certificates representing all shares of Common Stock that are still subject to restrictions, which legend or legends shall make appropriate reference to the conditions imposed thereby.

7. Compliance With Applicable Law. The Plan, this Appendix I and the issuance of Common Stock hereunder are or may be subject to compliance with various applicable laws and the rules, regulations and policies of various regulatory bodies and agencies, including, without limitation, the Securities and Exchange Commission and the California Department of Corporations, as now in effect or as may hereafter be adopted or amended. The grant of shares of Common Stock hereunder is expressly conditioned upon compliance with all such laws, rules, regulations and policies. In the event that the Company, after making reasonable efforts to do so, shall be unable to obtain any necessary authorization or permit required in order to implement the Plan or this Appendix I or to issue shares of Common Stock granted hereunder, or is otherwise unable to comply with any such applicable law, rule, regulation or policy, the Company may decline to allow the issuance of shares of Common Stock granted hereunder until all such permits or authorizations are issued or until it can effect such compliance, or may make such grants, options and exercises subject to such considerations and limitations as the Committee may deem reasonable under the circumstances in its discretion. If it is ultimately determined, in the sole judgment of the Committee, that the Company cannot reasonably obtain any such permit or authorization or effect such compliance, the grants to Directors of unissued shares of Common Stock granted hereunder affected thereby shall be canceled upon notice to such grantees, without liability whatsoever of the Company to any grantee of shares of Common Stock.

                  Executed at San Diego, California.

                                     PRICE ENTERPRISES, INC.

                                     By: /s/ Jack McGrory
                                         ------------------------------
                                     Title: CEO
                                     Date: 12-2-97

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